POWER OF ATTORNEY: SEC FILINGS

The Undersigned, Howard Gunton, Director, Executive Vice President and Chief Financial Officer of C.M. Life Insurance Company (“C.M. Life”), does hereby constitute and appoint Michael Berenson, James M. Rodolakis, Michele Oneto, Jennifer Sheehan, Michael Chong, Diane Mack, Gary Murtagh, Larry Port, and Robert Liguori, and each of them individually, as his true and lawful attorneys and agents.

Such attorneys and agents shall have full power of substitution and authority to take any and all action and execute any and all instruments on the Undersigned’s behalf as Director, Executive Vice President and Chief Financial Officer of C.M. Life that said attorneys and agents may deem necessary or advisable to enable C.M. Life to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, (collectively, the “Acts”) and any rules, regulations, orders or other requirements of the Securities and Exchange Commission (the “Commission”) thereunder. This Power of Attorney authorizes such attorneys and agents to sign the Undersigned’s name on his behalf as Director, Executive Vice President and Chief Financial Officer of C.M. Life to any and all registration statements and/or amendments thereto that are filed with the Commission under the Acts. Without limiting the scope of this Power of Attorney, it shall apply to filings by or on behalf of C.M. Life separate investment accounts currently in existence or established in the future, including but not limited to those listed below.

C.M. Multi-Account A
C.M. Life Variable Life Separate Account I
Panorama Plus Separate Account

The Undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF the Undersigned has set his hand this 13th day of December, 2002.

/s/ HOWARD GUNTON
Howard Gunton Director, Executive Vice President and Chief Financial Officer	Witness